Exhibit 99

To:	Board of Directors and Executive Officers
From:	Thomas L. Doerr, Jr. Senior Vice President, General Counsel & Secretary
Date:	October 11, 2019
Subject:	Notice of Blackout Period

This notice is to inform you, as directors and executive officers of The Manitowoc Company, Inc. (the “Company”), that the Company Stock Fund (the “Fund”) in The Manitowoc Company, Inc. 401(k) Retirement Savings Plan (the “Plan”) will be subject to a “blackout period” during which participants in the Plan will not be able to make investment changes.

The blackout period is required in connection with the Plan’s transition to a new recordkeeper, Fidelity Investments.  The blackout period will permit the transmission and verification of data concerning the accounts under the Plan from the existing recordkeeper to the new recordkeeper.

As a director or executive officer of the Company, you will be prohibited from trading in the Company’s common stock during the blackout period.  The blackout period is currently expected to begin on October 29, 2019 at 4:00 p.m. (Eastern Time) and end during the calendar week beginning November 24, 2019.  The exact date on which the blackout period will end is not known at this time because it will depend on when the process of transferring data to Fidelity Investments is complete.  You will be notified when it ends.

The blackout period is required in accordance with the Sarbanes-Oxley Act of 2002 and the SEC’s Regulation BTR, which prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer, including pursuant to options to acquire shares or other derivative securities, during a blackout period under the issuer’s retirement plans. This trading restriction bars directors and executive officers of the Company from trading within the Plan as well as trading outside the Plan. The restriction applies whether or not you are a participant in, or eligible to participate in, the Plan.

Please note that this trading restriction will not apply to certain activities expressly permitted under Regulation BTR, including bona fide gifts or any purchases or sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.  However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of the Company’s common stock or other equity securities during the blackout period. Even if you think an exception applies to you, we ask that you not trade any Company securities during the blackout period, unless you have advance written permission from Thomas L. Doerr, Jr., the Company’s Senior Vice President, General Counsel and Secretary.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact Thomas L. Doerr, Jr., the Company’s Senior Vice President, General Counsel and Secretary, at the Company, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin, or by phone at (414) 760-4600. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Doerr at the address or phone number listed above.

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